Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL NET LEASE ANNOUNCES £61 MILLION U.K. ACQUISITION, 5-YEAR 320,000 SQUARE FOOT LEASE RENEWAL IN GERMANY

Both transactions feature investment-grade tenants and NNN leases

Nearly 600,000 square feet of leasing activity in fourth quarter of 2022

NEW YORK, January 19, 2023 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL/ GNL PRA / GNL PRB) announced today that it closed on the acquisition of eight properties in the United Kingdom for a total purchase price of £61 million ($75 million in US dollars based on the exchange rate at closing) at a cap rate of 10.6%1. The properties are all leased to a wholly owned subsidiary of Walgreens Boots Alliance Inc. (“Walgreens”). Walgreens has investment grade credit ratings of “BBB” and “Baa2” from S&P and Moody’s, respectively. The properties total over 325,000 square feet and have 11.5 years of lease term remaining.

Additionally, GNL announced that on December 30, 2022, it was notified by Rheinmetall, one of the Company’s tenants in Neuss, Germany, that a five-year lease extension was exercised, extending the tenant’s lease on the existing terms until the end of 2028 with no tenant improvement expenses incurred by the Company. Rheinmetall is rated “Baa2” by Moody’s. Including this lease, the Company completed 592,000 square feet of new leases, lease renewals, and tenant expansions in the fourth quarter of 2022.

“GNL is off to a great start in 2023, continuing to strengthen our portfolio through buying properties long-term leased to investment grade tenants and extending leases with existing high-quality tenants,” said James Nelson, CEO of GNL. “We acquired the portfolio of Boots properties at a very favorable cap rate and with over 11 years of remaining lease term. The lease extension with Rheinmetall was accomplished a year ahead of the prior lease’s expiration, without any expense or concessions from the Company. Our team continues to seek out and execute on transactions like these that will grow and fortify our best-in-class portfolio.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Footnotes

1.	Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of GNL’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include (a) the potential adverse effects of (i) the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on GNL, GNL’s tenants and the global economy and financial markets, and (iii) inflationary conditions, higher interest rate environment and fluctuations in exchange rates and currency values, and (b) that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022, and all other filings with the Securities and Exchange Commission after that date. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510